SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2010

Alamo Energy Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52687 (Commission File Number)	98-0489669 (IRS Employer Identification No.)

10497 Town and Country Way, Suite 310, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

(832) 436-1832
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Participation Agreement with Allied Energy, Inc.

On August 4, 2010, Alamo Energy Corp. (the “Registrant”) entered into a Participation Agreement (the “Agreement”) with Allied Energy, Inc. (“Allied”), which the Registrant acquired an undivided fifty percent (50%) working interest in the M. Dillon Lease (the “Lease”) and a working interest and net revenue interest in the Dillon #1 re-entry well (“Well”). The Well is located on approximately 204 acres in Pleasants County, West Virginia. Allied is the operator of the project with full control of all operations. The Registrant paid the total drilling and completion costs of $179,125 to earn in the Well and Lease a before payout working interest of seventy percent (70%) and net revenue interest of 59.08 (70% x 84.4%) and an after payout working interest of fifty percent (50%) and net revenue interest of 42.2% (50% x 84.4%).  The Agreement also provides that the Registrant shall have the option to participate in the re-entry of sixteen additional wells owned by Allied in West Virginia.  This brief description of the Participation Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Participation Agreement as attached in Exhibit 10.1 to this report.

Item 7.01 Regulation FD Disclosure.

On August 6, 2010, the Registrant intends to issue a press release to announce that the Registrant entered into the Agreement with Allied. A copy of the release is attached as Exhibit 99.1.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act 1934, as amended, and is not incorporated by reference into any filing of the Registrant, whether made before or after the date of this report, regardless of any general incorporation language in the filing, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Description of Exhibit
10.1 99.1	Participation Agreement with Allied Energy, Inc. Press Release dated August 6, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Alamo Energy Corp.

Date: August 5, 2010	By:	/s/ Philip Mann
Philip Mann Chief Financial Officer